Exhibit 10

Description of the 2006 Management Incentive Bonus Plan

In 2006 key employees of Georgia Gulf Corporation (“Georgia Gulf”), including Messrs. Schmitt, Seal, Beerman, Doherty and Shannon, the named executive officers (each, a “Participant,” and collectively, the “Participants”), will participate in our management incentive bonus plan (the “Plan”). The objective of the Plan is to motivate the performance of the Participants by creating the potential for increased compensation tied directly to company profit. In December 2005, the Compensation Committee assigned bonus points to each Participant, set primarily by reference to his salary level, which, for Mr. Schmitt, were equal to 55 percent of his base salary, and for each other Participant, were equal to 50 percent of his base salary. The Compensation Committee also established a corporate target for 2006 earnings which is an EBITDA (earnings before interest, taxes, depreciation and amortization) return equal to Georgia Gulf’s cost of capital plus 200 basis points.

Under the terms of the Plan, if the corporate target is reached, the Participants receive a payment equal to 100 percent of their points awarded. If the corporate target is not reached, payments are ratably reduced to a minimum target, which is the greater of half of the corporate target or a risk-free rate of return (e.g., 10 year Treasury Bill), in which case Participants receive a payment equal to 10 percent of their points awarded. If the corporate target is surpassed, payments are ratably increased to a maximum, which is double the Participants’ points where earnings equal two times the corporate target.